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                                                                     Exhibit 3.1

                                     AMENDED

                            ARTICLES OF INCORPORATION

                                       OF

                          GEO SPECIALTY CHEMICALS, INC.
                          -----------------------------

FIRST:            The name of the Corporation shall be GEO SPECIALTY CHEMICALS,
                  INC.

SECOND: The place in Ohio where the principal office of the Corporation is to be located is the City of Cleveland, County of Cuyahoga.

THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Chapter 1701 of the Ohio Revised Code.

FOURTH: The total number of shares which the Corporation is authorized to have outstanding is Twelve Hundred Fifty (1250) common shares, $1.00 par value ("Common Stock"), classified as follows:

                           (a) One Thousand Thirty-Five (1035) shares of Class A Voting Common Stock, $1.00 par value ("Class A Common"); and

                           (b) Two Hundred Fifteen (215) shares of Class B Non-voting Common Stock, $1.00 par value ("Class B Common").

                  Except as set forth in this Fourth Article, all shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.

         A.       EXPRESS TERMS OF COMMON STOCK.

                  1. VOTING RIGHTS. Except as otherwise required by law, the holders of Class A Common will be entitled to one
                           (1) vote per share on all matters to be voted on by the Corporation's shareholders, and the holders of Class B Common will have no right to vote on any matters to be voted on by the Corporation's shareholders.

                  2. DIVIDENDS. When and as dividends are declared thereon, whether payable in cash, property or securities of the Corporation, the holders of Class A Common and the holders of Class B Common will be entitled to share equally, share-for-share, in such dividends; PROVIDED, HOWEVER, that if dividends are declared which are payable in shares of Class A Common or in Class B Common, dividends will be declared which are payable at the same rate on both classes of stock, and the dividends payable in shares of



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                           Class A Common will be payable to the holders of
                           Class A Common, and the dividends payable in shares of Class B Common will be payable to holders of Class B Common.

                  3.       CONVERSION OF COMMON SHARES.

                           (a) Each record holder of Class B Common is entitled at any time to convert any or all of the shares of such holder's Class B Common into the same number of shares of Class A Common. At such record holder's written request, the Corporation will exchange with such record holder for such number of shares of Class B Common then held by such record holder as it designates a like number of shares of Class A Common, and the Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common, solely for issuance upon such exchanges, the number of such shares deemed sufficient by the Corporation for such purposes.

                           (b) In addition, if a holder of Class B Common acquires shares of Class A Common, then such holder shall have the right to convert any or all of such shares of Class A Common into Class B Common in the same manner as is set forth below in Paragraph A.4. of this Fourth Article, and the holder of such converted shares shall thereafter have the same conversion privileges set forth above in Paragraph A.3.a.

                  4. PROCEDURE FOR CONVERSION OF CLASS B COMMON.

                           (a) Each conversion of shares of Class B Common into shares of Class A Common will be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such Class B Common stating that such holder desires to convert the shares, or a stated number of the shares, of Class B Common represented by such certificate or certificates into Class A Common. Such conversion will be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received by the Corporation, and at such time the rights of the holder of the converted Class B Common will cease and the person or persons in whose name or names the certificate or certificates for shares of Class A Common are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Class A Common represented thereby.



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                           (b)      Promptly after such surrender and the
                                    receipt of such written notice by the
                                    Corporation, the Corporation will issue and deliver in accordance with the surrendering holder's instructions (i) the certificate or certificates for the Class A Common issuable upon such conversion and (ii) a certificate representing any Class B Common which was represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which was not converted.

                           (c) If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock to the outstanding shares of the other class of Common Stock, such shares will be proportionately subdivided or combined.

                           (d) The issuance of certificates of Class A Common upon conversion of Class B Common will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of Class A Cannon.

                           (e) The Corporation will not close its books against the transfer of Class B Common or of Class A Common issued or issuable upon conversion of Class B Common in any manner which would interfere with the timely conversion of Class B Common.

FIFTH: All shares outstanding on the date of these Amended Articles of Incorporation shall be, and hereby are, converted into the same number of Class A Common Shares.

SIXTH: No holder of any class of shares of the Corporation shall have any preemptive or preferential right to subscribe to or purchase any shares of any class of stock of the Corporation, whether now or hereafter authorized and whether unissued or in the treasury, or any obligations convertible into shares of any class of stock of the Corporation, at any time issued or sold, or any right to subscribe to or purchase any thereof.

SEVENTH: These Amended Articles of Incorporation supersede the existing Articles of Incorporation of the Corporation.





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